Exhibit 99.2

News Release

Cenveo Announces an Increase to its Pending Cash
Tender Offer for Its Outstanding 10½% Senior Unsecured
Notes Due 2016

STAMFORD, CT – (March 12, 2012) – Cenveo Corporation, a subsidiary of Cenveo, Inc. (“Cenveo” or the “Company”) (NYSE:CVO) today announced that it has amended (the “Amendment”) its offer to purchase for cash (the “Offer”) its outstanding 10½% senior unsecured notes due 2016 (the “10½% Notes”), 7⅞% senior subordinated notes due 2013 (the “7⅞% Notes”) and 8⅜% senior subordinated notes due 2014 (the “8⅜% Notes” and together with the 10½% Notes and the 7⅞% Notes, the “Securities”), which Offer was previously announced on February 29, 2012.  The Amendment increases the consideration to be paid for each $1,000 principal amount of the 10½% Notes that are validly tendered (and not validly withdrawn) in the Offer, but does not change the consideration to be paid for the 7⅞% Notes or 8⅜% Notes that are validly tendered (and not validly withdrawn) in the Offer.

The terms and conditions of the Offer are set forth in the Offer to Purchase, dated February 29, 2012, as amended by Supplement No. 1 to the Offer to Purchase, dated March 12, 2012, and the related Letter of Transmittal, dated February 29, 2012.  The new consideration offered for the 10½% Notes subject to the Offer is set forth in the table below:

		Dollars per $1,000 Principal
Title of Security	CUSIP	Principal Amount Outstanding	Tender Offer Consideration	Early Tender Premium	Total Consideration
10½% Notes	15671BAB7	$165,000,000	$1,022.50	$30.00	$1,052.50

Holders of 10½% Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on March 13, 2012 (such date and time, as they may be extended, the “Early Tender Date”) will be eligible to receive the Total Consideration (as set forth in the table above). Holders of 10½% Notes that are validly tendered after the Early Tender Date will be eligible to receive the Tender Offer Consideration (as set forth in the table above).

The Expiration Date, Early Tender Date and Withdrawal Date of the Offer have not been extended and, except for the modifications described above, all other terms and conditions of the Offer remain unchanged.  Holders who have previously tendered Securities do not need to re-tender their Securities or take any other action in response to this Amendment.

Cenveo has retained BofA Merrill Lynch and Morgan Stanley to serve as dealer managers for the Offer. D.F. King has been retained to serve as the depositary and information agent for the Offer.

For additional information regarding the terms of the Offer, please contact: BofA Merrill Lynch at (888) 292-0070 (toll free) or (646) 855-3401 (collect).

Supplement No. 1 to the Offer to Purchase is expected to be distributed to holders of Securities beginning today. Copies of Supplement No. 1 to the Offer to Purchase, the Offer to Purchase and the Letter of Transmittal related to the Offer may also be obtained at no charge from D.F. King.

Neither Cenveo, its board of directors, the information agent and depositary nor the dealer managers make any recommendation as to whether holders of the Securities should tender or refrain from tendering the Securities.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The Offer is being made solely by means of Supplemental No. 1 to the Offer to Purchase, the Offer to Purchase and the related Letter of Transmittal. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Cenveo by the dealer managers, or one or more registered brokers or dealers under the laws of such jurisdiction.
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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 8,400 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.

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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in its availability; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.